Exhibit 99.1
FINAL TRANSCRIPT Conference Call Transcript DWSN - Q1 2011 Dawson Geophysical Earnings Conference Call Event Date/Time: Feb 02, 2011 / 03:00PM GMT

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Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical Co. — President, CEO
Christina Hagan
Dawson Geophysical Co. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Veny Aleksandrov
Pritchard Capital — Analyst
Luke Lemoine
Capital One Southcoast Inc. — Analyst
Collin Gerry
Raymond James & Assoc. — Analyst
PRESENTATION
Operator
Good morning. My name is Melissa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Dawson Geophysical first-quarter conference call.
All lines have been placed on mute to prevent any background noise. (Operator Instructions). Thank you.
I will now turn the conference over to Steve Jumper, President and CEO.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Thank you Melissa. Good morning and welcome the Dawson Geophysical Company’s first-quarter 2011 earnings and operations call. As Melissa said, my name in Steve Jumper, President and Chief Executive Officer of the Company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer; Ray Tobias, Executive Vice President and Chief Operating Officer; and Decker Dawson, Founder and Chairman.
As in prior conference calls, we will do this in three segments. Chris will come on here shortly to discuss our financial results. I will come back and give you an operations update, and then we’ll open the call up for questions. The call is scheduled for 30 minutes, as in the past. We are having a little bit of a weather issue here in Midland. Apparently, when the temperature gets down to 10 degrees, we have a hard time keeping up with electricity. So there is the potential of rolling blackouts through Midland today. So if we go dead, it’s a power outage here in Midland.
As in the past, we will not be providing any guidance.
At this point, I’ll turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.
Christina Hagan — Dawson Geophysical Co. — EVP, CFO
Thank you Steve. First let me share the Safe Harbor provisions. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward- looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, destructions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in our Form 10-K for the fiscal year ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statement whether as a result of new information, future events or otherwise.
During this conference call, we will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.Dawson3D.com.
Now, turning to our reported revenues, today we reported our release — we reported revenues of $72.653 million for the quarter ended December 31, 2010, which is our first quarter of fiscal 2011, compared to $36.330 million for the same quarter of fiscal 2010, an increase of 100%.
Net loss for the first quarter of fiscal 2011 was $1.667 million compared to net loss of $4.216 million for the same quarter of fiscal 2010. Loss per share for the first quarter of fiscal 2011 was $0.21 compared to a loss per share of $0.54 for the first quarter of fiscal 2010.
EBITDA for the first quarter of fiscal 2011 was $4.899 million compared to a loss of $211,000, in the same quarter of fiscal 2010.
The revenue increase in the quarter was primarily the result of previously announced redeployment of three data acquisition crews during 2010, increased general count for crew and improved utilization rates on existing crews. Revenues in the quarter continue to include unusually high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by our continued operations in areas with limited access such as the Appalachian Basin, East Texas and Arkansas. We are reimbursed for these expenses by our clients.
As previously announced, the Company’s Board of Directors has approved a $35 million capital budget for fiscal 2011, which has been used in part to purchase additional OYO GSR equipment that Steve will talk about, and 10 vibrator energy source units. The remainder will be used to meet necessary maintenance requirements during fiscal 2011.
Steve?
Steve Jumper — Dawson Geophysical Co. — President, CEO
Thank you Chris. While inclement weather and shorter days associated with seasonality negatively impacted first-quarter results, results which were greatly improved when compared to the first quarter of fiscal 2010, activity on behalf of our clients across the lower 48 states is on the rise. Demand for our services continues to grow as E&P companies seek higher resolution subsurface images in their effort to cost effectively identify, develop and produce hydrocarbons.
As mentioned in the earnings release, our order book continues to strengthen. Current orders are sufficient to maintain 12 crews through the first half of calendar year 2010. In addition, many of our projects are requiring higher channel counts to further enhance subsurface resolution and improve operational efficiency.
In summary, our first-quarter highlights include increased activity in many producing oil and liquid-rich basins. We currently have activity in the Bakken, Niobrara, Marcellus, Haynesville, Barnett, Eagle Ford Shale, along with several conventional projects.
We are experiencing expanding order book. We are seeing an increase in channel count demand. We are seeing higher than normal requests for proposals for particularly in December during the holiday season. We have added the 10 new vibrator energy source units we took delivery on in the first quarter. We purchased and deployed 10,000 OYO GSR single channel units. We added an additional 2000 OYO four-channel GSR units, complete with three component geophones, and a growing percentage of our turnkey contracts going from — we’re currently about 70% on a turnkey contract basis.
These accomplishments are in stark contrast to the year-ago period when we were operating nine crews and demand was soft. We’ve been forced to navigate through challenging financial conditions in a difficult operating environment.

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
However, the decisions we’ve made are beginning to pay dividends. Our decision to retain all key personnel was critical towards serving our clients and being able to rebound back to full strength. Our decision to deploy — or to develop a more balanced portfolio of oil and natural gas projects has resulted in more projects, more opportunities, and more geographical expansion. Our decision to maintain a debt-free balance sheet provides us with the ability to grow and expand to meet our clients’ increasing demand.
Today, we remain the largest provider of seismic services in the lower 48 as measured by crew count. We continue to operate in every major basin throughout the lower 48. Our order book is strong and requests for proposals are on the rise.
It is important to note that our confidence is not measured only by our words but in our actions. As we mentioned, we did take delivery of the 10 vibrator units, we ordered the 10,000 GSR units, took delivery and fielding those in January, and further purchased and deployed the 2000 OYO four-channel units. The operational flexibility of the OYO equipment should lead to improved operational opportunities and efficiencies, which in turn may lead to improved financial performance. All of these actions reflect our continuing commitment towards serving our clients and our belief in new growth opportunities.
Despite our continued confidence and success, we remain vigilant of industry challenges. We know our clients can cancel contracts on short notice or can change the scope of contracts on short notice. We are still subject to weather and permitting delays which can negatively impact short-term utilization rates and have adverse effects on financial results. We understand that we continue to operate in a highly volatile environment. Fortunately, our 58-year history, combined with our debt-free balance sheet and $75 million of working capital, puts us in a strong competitive position.
In closing, with a stronger order book and continued demand for our services, it appears as though the seismic data acquisition market in the lower 48 is steadily improving on a year-over-year basis. On a quarter-to-quarter basis, we remain subject to issues I’ve already outlined. Calendar year-to-date, we’ve experienced difficult weather conditions in many regions of the country as we continue to work off commitments made as far back as a year ago. Going forward into calendar 2011, improvement in pricing, utilization rates and crew (technical difficulty)
Melissa, are we back?
Operator
Yes, sir, you are.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, that was one of the rolling blackouts that we warned you about early on. Apparently, we are not equipped for 10 degree weather in Midland, Texas. Anyway, we’re going to try it again. If we lose you again, we will call back in.
Lastly, just going forward into calendar 2011, improvement in pricing utilization rates and crew efficiency will be the key to our success. It is our intention to continue to operate with a conservative financial structure, remain loyal to our employees and shareholders while continuing to focus on helping our trusted clients find oil and natural gas.
With that, Melissa, we will enter into a question-and-answer session for as long as we can stay active.
QUESTION AND ANSWER
Operator
(Operator Instructions). Veny Aleksandrov, Pritchard Capital.
Veny Aleksandrov — Pritchard Capital — Analyst

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
Good morning. I hope we don’t lose you again.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, I do too.
Veny Aleksandrov — Pritchard Capital — Analyst
My first question is on pricing. You mentioned in the press release competitive pricing but increasing requests for proposals. Doesn’t that have to lead to better pricing down the road? If we start seeing better pricing based on your order book specifics, how long until this better pricing works its way into the financial results?
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, I think we are beginning to see improvement in pricing in the lower 48. I think it’s gradual, modest at this point. I think capacity in the lower 48 is beginning to fill up either in various models that are being used in the lower 48. So, I think we are reaching a point where capacity is getting full.
Without venturing into any form of guidance, I would tell you that, historically, we have had a three-, six-, nine-month leadtime. We’ve talked about this in prior years. From the time you actually get a project, or you get a proposal to the time you get the project bid out and awarded and actually completed, it can be as long as a year in many cases. So, I think that we are certainly not seeing the impact of improved pricing today.
Going forward, that schedule can change rapidly. You may have some things that may be priced a little better that move forward. You may have some things that aren’t priced quite as well move back in the schedule because of weather or permitting delays or whatever the case may be.
So I think you’re reading it right, that it stands to reason that we are going to see pricing improvement going forward. When that actually comes in the financials I think is going to be a mix here for some period of time.
One thing I think does help from a margin standpoint is the farther west you go, more into the Niobrara and the Bakken and those types of places, the more you’re using vibrator energy sources. You don’t have nearly as many third-party reimbursables. I think you’ll start to see some changes in margin which may or may not be directly related to a pricing model. So we’ve still got some things to work out here in the short-term.
The interesting thing about pricing and I think where we are having to settle is the channel count for crew is continuing to grow, and so we are still working on this pricing versus channel count increase issue, and how that’s going to play into operational efficiencies and execution. I for one am very optimistic about our opportunities going forward. I’m just hesitant to tell you any timing of when I think that’s going to actually flow through. We’ve still got some things to work out.
Veny Aleksandrov — Pritchard Capital — Analyst
I understand, but that helps. Thank you. My second question is based on your comments about capacity. Shorter short-term utilization in the quarter that you just reported, I know you don’t give numbers and you don’t give guidance, but can you give us at least an idea what was the improvement you saw over Q4? Are we in the 80% utilization, or 70%, or moving close to 90%? Where are we?
Steve Jumper — Dawson Geophysical Co. — President, CEO
No, I don’t think we’ve gotten to 80% or 90%. That can — the utilization issue varies so much from crew to crew and day to day depending on weather and depending on the permit status. I think, when you compare to where we were a year ago, we had a pretty soft nine crews operating in Q1 of 2009, fiscal 2009. We have 12 operating now. We did have some issues late in the quarter with some permit delays that did take the crew out of commission for several weeks. We did have some issues certainly in South Texas that impacted utilization rates. Of course, we had some weather issues in the Bakken and in the Appalachian Basin and in East Texas that were — that really continued on into the second quarter here of 2011. So putting a number on it I think would be tough, but I don’t think we are anywhere near the 80% range.

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
Veny Aleksandrov — Pritchard Capital — Analyst
That helps. Thank you.
Operator
Luke Lemoine, Capital One Southcoast.
Luke Lemoine — Capital One Southcoast Inc. — Analyst
Good morning. Steve, a couple of questions on the reimbursables. I know these typically range anywhere from 25% to 35% of revenues.
Steve Jumper — Dawson Geophysical Co. — President, CEO
They are very high, Luke.
Luke Lemoine — Capital One Southcoast Inc. — Analyst
Yes, that’s what I was asking. Okay.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Yes, they are very high.
Luke Lemoine — Capital One Southcoast Inc. — Analyst
Then second question, this might be jumping into the world of guidance a little too much, but for fiscal 2Q, is it fair to assume the weather impact could be greater than fiscal 1Q?
Steve Jumper — Dawson Geophysical Co. — President, CEO
That’s going to be a tough one to make a call on, because we had some other issues in Q1 related to permitting and land access issues and holiday season and shorter days and those kind of things. But I think my gut feeling is that certainly December and January look very similar in terms of weather impact and utilization rates.
I would even go back on the reimbursable question and tell you that it’s probably at a historical high for Q1 reporting period.
Luke Lemoine — Capital One Southcoast Inc. — Analyst
All right, great. Helpful. Thanks a bunch.
Operator
(Operator Instructions). Collin Gerry, Raymond James.
Collin Gerry — Raymond James & Assoc. — Analyst
I am freezing my butt off in Houston. It sounds like you all are having the same issue in Midland.

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
Steve Jumper — Dawson Geophysical Co. — President, CEO
Yes, we’re just not equipped for 9 degrees overnight weather. We can handle — apparently we have the capacity to handle 110 degree days, but 9 degree nights we struggle with.
Collin Gerry — Raymond James & Assoc. — Analyst
Yes, me too.
Steve Jumper — Dawson Geophysical Co. — President, CEO
And I don’t like it either.
Collin Gerry — Raymond James & Assoc. — Analyst
I got bumped off, I think, in the middle of the call, so I might have missed some stuff. So I’ve heard you reference kind of this growing I guess channel count per crew. It sounds like the jobs — I guess I have two question relates to that. One, can you quantify it, like, what would the average job require in terms of channel count today versus, say, 2007 or 2008? I kind of think of a job as a 4000 or 5000 channel issue. Now, we are hearing sometimes you need 10,000 or 12,000. Is that the right magnitude? Really what’s driving this? Is it the customers asking for it? Is it a richer data set that’s necessary in the shale plays? A lot of issues there, but I guess maybe some more color.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, we continue to operate crews that have a low channel count that are doing some 2-D work, particularly back East. You can have a 2-D crew that has 1000, 1500, 2000 channels on it. You can move into the Barnett Shale region, for example, and you may continue to operate with 4000 or 5000 channels. As you get into some of the Haynesville stuff and some of the Eagle Ford and the Niobrara, you can get into some crew sizes that will be 8000, 10,000, 11,000 channels. I think the largest one we are going to have operating will be about 11,000. So part of it is this desire to get this — the wide azimuth, richer azimuth, richer offset distributed surveys for more analytical work on the shale play. I think that certainly has an impact in it.
The other thing that impacts channel count, Collin, can be just the size of the survey. You may not necessarily utilize more active channels from a technical imaging standpoint, but you may require more channels to efficiently acquire the survey and to actually operate in a cost effective, efficient manner. So you’ve got several things driving that. Certainly the geophysical standpoint, the geophysical imaging standpoint is certainly a driver, particularly in some of these shale plays that we’ve discussed. But you’ve also got operational issues that are related to adjust the vast size of the survey itself. It has a lot to do with the shape and size of the survey.
From an average standpoint, there is really not an average. But if you just pulled a number out of the air, it’s kind of like asking what’s the average size of a survey. That’s a tough question, but if you were using 110,000 channels in 2008 over 16 crews, you’re using now 130,000 channels over 12 crews, let’s say. So from a channel count standpoint, I think the industry has become — using more capacity from a channel count standpoint than we are from an accrued count standpoint. So if you just draw some numbers out, I don’t know if the average is 4000 or 5000, 6000, up 7000, 8000, 9000, but it’s somewhere, you know, a 50% increase, something like that, on an average basis.
Collin Gerry — Raymond James & Assoc. — Analyst
Okay. Then just as I think about contract structure, you mentioned that later ‘09 and most of ‘10 was kind of a turnkey world and your maybe bids are getting more day rate right now, so I would imagine that 70% turnkey that you quoted, that would be sliding in terms of percentage of contracts going more towards the day rate side.
Steve Jumper — Dawson Geophysical Co. — President, CEO

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Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
I don’t think we’re going to see a great move more towards day rate contracts, certainly not the early part of the ‘11. What happens on the backside of ‘11 it’s a little hard to tell at this point. But I would anticipate that we’ll be in the 70% range on a turnkey basis for certainly the first half, maybe deeper into ‘11. Certain areas lend themselves more towards day rate contracts, and certain areas lend themselves more towards turnkey contracts. I think certainly some of these basins we are moving into I feel like would probably tend to be more turnkey than day rate. So I’m not sure we’re anywhere close to being a 50-50 mix like we were in ‘07 or ‘08.
Collin Gerry — Raymond James & Assoc. — Analyst
Now, is that — I wonder, like, I’m trying to figure out if that’s a good thing or a bad thing. I would think, if — the efficiency on your channel count as you did have more channels per crew, and it seems like, with the larger crews, that turnkey might not be such a bad thing if you have that more — if you can —
Steve Jumper — Dawson Geophysical Co. — President, CEO
The thing with turnkey is, as we’ve talked about in the past, it carries more upside but it carries more risk as well.
Collin Gerry — Raymond James & Assoc. — Analyst
Correct.
Steve Jumper — Dawson Geophysical Co. — President, CEO
So you’ve got downtime issues, you’ve got crew efficiency issues, and you’ve got weather issues that are certainly more of an impact on a turnkey job than they are on a day rate job. And so do you ask is it better — is it a good thing or a bad thing? If you look back over the course of three or four years in the projects that you’ve done, I’ve had — or we had turnkey contracts that we wish would have been day rate. We’ve had day rate contracts that we wish would have been turnkey.
I think, going forward, I think with a turnkey mix, with crew efficiency and operational improvement and execution — good execution and a little more mitigation of some of the risk that we’ve taken on in the last year or so, I think the opportunities ahead of us are really strong and really bright. So, I am not terribly concerned at this point about our contract mix as being a huge factor for us.
Collin Gerry — Raymond James & Assoc. — Analyst
Okay. That does it for me. I’ll turn it over maybe and re-queue with a couple more.
Operator
Veny Aleksandrov, Pritchard Capital.
Veny Aleksandrov — Pritchard Capital — Analyst
Actually, it’s a follow-up on the team for the crews operating. So right now, if I have 12 crews, increased size of crews and more equipment per crew, if, because of strong bidding activity, you have the need to operate 13 crews running simultaneously, let’s say in the long-term, do you have the staff and the equipment to redeploy an additional crew or two additional crews?
Steve Jumper — Dawson Geophysical Co. — President, CEO
I think any crew — any expansion in crew count going forward will be driven by what the long-term prospects are of that crew staying up and running and what the short-term utilization impact is going to have on the other crews. I think, at this point, the order book looks pretty — it looks very strong for ‘12. I think there’s going to be times where you’re — just timing issues may dictate where the channel counts go and how they are

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
operated. For example, if you roll off of a very large channel count job and you’ve got the personnel in place and the channel is available, with increased channel count you bring in a flexibility issue that you could be operating at any given time, and you could split that crew into two, go take care of a couple of smaller projects that you need to fix or finish, and then put those channels back out as a larger count crew, depending on what the order book looks like. I think that’s where we are starting to see some real improvement going forward is our ability to move channels and equipment around and have the order book strong enough to keep those channels and people working in various configurations. So it’s possible that, just based on timing alone, that you’re moving equipment around and you may have 13 units working, or you may drop down to 11, for example, if you need channel count, just depending on where the job is and what is available, what’s permitted, and what’s ready to go. We’ve got a lot of flexibility on how we move those channels and those energy sources around.
Now, if the market were to get very strong and you were needing to put out another crew for some reason, that’s by no means anything we are considering right now. You had to go look at channel — increased channel count, I think then yes, you would have to look at certainly a purchase or a lease of additional equipment.
But I think what we’re going to see over the next few quarters is channel count moving around from crew to crew. Like I said, you may have one crew that’s working in a particular area that’s a 10,000 channel count job, and you may redeploy those channels and people to other crews that need an increase in channel count in a different part of the country, and this one down sizes and works on a smaller project. So the schedule, the order book, from a crew count standpoint and a channel count standpoint, continues to be very fluid. Both channel count capacity and crew count capacity I believe in the lower 48 are both starting to — we are starting to use up that capacity. There doesn’t seem to be a lot of excess capacity in terms of channel count or crew count, but I think that’s going to be very fluid, if that makes any sense at all.
Veny Aleksandrov — Pritchard Capital — Analyst
It does, thank you. That does it for me. Thank you.
Operator
At this time, there are no further questions.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Thank you Melissa. Thank you all for listening in to our first-quarter 2011 conference call. I’d particularly like to thank our employees for their continued effort, our clients for their continued trust, and our shareholders for their continued support.
I would point out that we will be presenting at the Enercom Oil Service Conference in San Francisco on February 22, and it will be webcast. Everybody have a great day, stay warm and we’ll talk to you in 90 days. Thank you.
Operator
Thank you for participating in today’s conference. You may now disconnect.

Final Transcript
Feb 02, 2011 / 03:00PM            GMT, DWSN — Q1 2011 Dawson Geophysical Earnings Conference Call
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